Exhibit 10.1

BIOTECH

Research Group

SCOPE OF WORK ( SOW) ORDER

Client	Regen Biopharma, Inc.
SOW Number	FWO2-CRO Gap Assessment
SOW Effective Date	10/11/2021
SOW Termination Date	11/15/2021
Master Agreement	Master Services Agreement dated as of 5/12/2021

This Scope of Work Order ( this “SOW”) is entered into as of the SOW Order Effective Date between BRG and Client.

1.	Capitalized Terms: SOW. Capitalized terms used herein and not otherwise defined herein shall have the meaning set forth in the Master Agreement; this SOW is incorporated by reference into the Master Agreement; and this SOW is subject to the terms and conditions of the Master Agreement. Any breach of this SOW shall, for all purposes of the Master Agreement, constitute a breach of the Master Agreement.
2.	Services and Deliverables. (a) Services. BRG will perform the following Services to and for the benefit of Client pursuant to this SOW;
No.	Services
1.	Conduct GAP assessment of CRO IP content on Modulating NR2F6 Checkpoint Pre-Clinical Protocols/Raw Data/ Completion Report.

(b) Deliverables. BRG will deliver and provide to Client the following Deliverables pursuant to this SOW:

No.	Deliverables
1.	Deliver Gap Assessment Report
2.	Include a work package for regulatory strategy.

3.	Fees and Expenses Invoicing. (a) Services will be performed on a time and materials at a fixed fee basis as set forth below.

Billing Terms	Amount
Initiation of Services ( Due immediately after SOW is signed)	$25000
Intermediate Billing of Services ( Due midway point)	$0
Final Billing of Services (Due before deliverables)	$0
TOTAL	$25000

(b) BRG will charge Client for FAERS and other FDA submission fees, if applicable.

(c) BRG will be entitled to reimbursement of actual out of pocket expenses for travel, food and lodging neccesary for the performance of the Services , provided that such expenses have been approved, in advance, by Client.

4. Term and Termination. This SOW shall become effective as of the SOW Order Effective Date and continue in effect until the Scheduled Termination Date, unless earlier terminated pursuant to the Master Services Agreement or this SOW. This SOW shall be terminable as set forth in the Master Agreement.

5. Entire Agreement, Amendment, Waiver. This SOW, together with the Master Agreement and exhibits, schedules and annexes hereto, constitutes the entire agreement of the parties hereto with resoect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, whether written or oral, with respect to the subject matter. The fees for completed work outlined in this SOW will be payable in full if for any reason outside the control of BRG the services are delayed, cancelled, postponed or otherwise altered. Including by Client of FDA. Except as set forth in this SOW, the Agreement shall continue in full force and effect in accordance with its terms and conditions.

IN WITNESS WHEREOF, the parties have caused this SOW to be duly executed as of the SOW Order Effective Date by the resoective authorized officers.

Regen Biopharma, Inc.	BRG
Name: David Koos	Name:Christina Sanchez Miller, MPH
Title: Chairman and CEO	Titke: President/CEO
Signature: /s/David Koos	Signature: /s/Christina Sanchez Miller, MPH
Date: 10/18/2021	Date: 10/11/2021